EXHIBIT 21

BORDEN CHEMICAL, INC.

SUBSIDIARIES AS OF DECEMBER 31, 2004

Subsidiaries:	The percentage of voting securities owned, or other basis of control	State or other jurisdiction of incorporation or organization
Alba Adesivos Industria E Comercio Ltda.	100	Brazil
Alisa, S.A.	100	Colombia
BCHP LLC	100	Delaware
BCMP Colombia S.A.	100	Colombia
BDS Two, Inc.	100	Delaware
Borden Chemical (M.) Sdn. Bhd.	100	Malaysia
Borden Chemical Australia (Pty.) Ltd.	100	Australia
Borden Chemical Canada, Inc. Borden Chemical GB, Ltd.	100 100	Canada UK
Borden Chemical Finance, Ltd.	100	UK
Borden Chemical Foundry, Inc.	100	Delaware
Borden Chemical Holdings (Panama), S.A.	100	Panama
Borden Chemical International, Inc.	100	Delaware
Borden Chemical Investments, Inc.	100	Delaware
Borden Chemical U.K. Limited	100	UK
Borden Chimie, S.A.	98	France
Borden International Holdings, Ltd.	100	UK
Borden Nova Scotia Finance, ULC	100	Nova Scotia
Borden Quimica Industria e Comercio Ltda.	99	Brazil
Borden U.S. Finance Corp.	100	Delaware
Compania Quimica Borden, S.A.	100	Panama
Fentak (Malaysia) Sdn. Bhd.	100	Malaysia
Fentak Pty Limited	100	Australia
HA-International, LLC	70	Pennsylvania

NOTE: The above subsidiaries have been included in Registrant’s Consolidated Financial Statements on a consolidated or equity basis as appropriate. The names of certain subsidiaries, active and inactive, included in the Consolidated Financial Statements and of certain other subsidiaries not included therein, are omitted since when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.